                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                              File No. 333-41111

              PROSPECTUS SUPPLEMENT NO. 21 DATED JANUARY 25, 1999
                       TO PROSPECTUS DATED APRIL 30, 1998

                                 PETSMART, INC.
                                  $200,000,000
                 6 3/4% Convertible Subordinated Notes due 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion thereof


         This Prospectus Supplement should be read in conjunction with the Prospectus dated April 30, 1998 (the "Prospectus"). The table on pages 37 and 38 of the Prospectus setting forth information concerning the Selling Securityholders is superseded by the following table:

                            SELLING SECURITYHOLDERS

         The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each of them as of the date of this supplement and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. The information is based upon information provided by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

            Name                          Principal Amount   Principal Amount    Common Stock      Common Stock
--------------------------------------     of Notes Owned         of Notes        Owned Prior     Offered Hereby
                                        Prior to Offering(1)   Offered Hereby  to Offering(1)(2)  --------------
                                        --------------------  ---------------- -----------------
Alpine Associates.....................        5,250,000         5,250,000              0                 0

Argent Classic Convertible Arbitrage
  Fund (Bermuda), Ltd. ...............        9,000,000         9,000,000              0                 0

Argent Convertible Arbitrage
  Fund Ltd. ..........................        1,750,000         1,750,000             0                 0

Argent Offshore Fund, L.P. ...........        4,250,000         4,250,000              0                 0

Bank of America Pension Plan..........        2,000,000         2,000,000              0                 0

California PERS.......................        2,500,000         2,500,000              0                 0

Canadian Imperial Holdings, Inc. .....        4,000,000         4,000,000              0                 0

Continental Assurance Company on
  behalf of its Separate Account(E)...        2,850,000         2,850,000              0                 0

Commonwealth Life Insurance
  Company.............................        2,750,000         2,750,000              0                 0

Cramblit & Carney Incorporated........        3,441,000         3,441,000        126,500                 0





                                       1.
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
                                        Principal Amount         Principal Amount    Common Stock
                                        of Notes Owned           of Notes            Owned Prior          Common Stock
            Name                        Prior to Offering(1)     Offered Hereby      to Offering(1)(2)   Offered Hereby
-------------------------------------   --------------------     ----------------    -----------------   --------------
Dean Witter Convertible Securities
  Trust..............................    4,000,000                4,000,000             0                   0

Dean Witter Income Builder Fund......    2,740,000                2,740,000             0                   0

Dean Witter Variable Income
  Builder Fund.......................      360,000                  360,000             0                   0

Donaldson, Lufkin & Jenrette
  Securities Corporation(3)..........   11,143,000               11,143,000             0                   0

Forest Convertible Opportunity
  Fund...............................      157,000                  157,000             0                   0

Forest Global Convert Fund
  Ser A-1............................      100,000                  100,000             0                   0

Forest Global Convert Fund
  Ser B-1............................      252,000                  252,000             0                   0

Forest Global Convert Fund
  Ser B-2............................      150,000                  150,000             0                   0

Forest Global Convert Fund
  Ser B-3............................       50,000                   50,000             0                   0

Forest Global Convert Fund
  Ser B-5............................      225,000                  225,000             0                   0

Forest Performance Fund..............      271,000                  271,000             0                   0

Forest Performance Greyhound.........      220,000                  220,000             0                   0

Forum Capital Markets LP.............      750,000                  750,000             0                   0

Fox Family Foundation................      150,000                  150,000             0                   0

Fox Family Portfolio Partnership.....      400,000                  400,000             0                   0

GPZ Trading..........................            0                        0           453                   0

Hamilton Partners Limited............    9,250,000                9,250,000             0                   0

Highbridge Capital Corporation.......      500,000                  500,000             0                   0

HSBC Securities Inc. ................    2,200,000                2,200,000             0                   0

The Income Fund of America, Inc. ....   17,500,000               17,500,000             0                   0

JMG Convertible Investments, L.P. ...    4,250,000                4,250,000             0                   0

LDG Limited..........................      300,000                  300,000             0                   0

LLT Limited..........................      510,000                  510,000             0                   0

Merrill Lynch P.F.S. ................       51,000                   51,000             0                   0

                                       2.




                                           Principal Amount      Principal Amount     Common Stock
                                            of Notes Owned           of Notes          Owned Prior       Common Stock
               Name                        Prior to Offering(1)   Offered Hereby    to Offering(1)(2)   Offered Hereby
----------------------------------------   --------------------  ----------------   -----------------   --------------
McMahan Securities
  Company, L.P. ........................        800,000              800,000                    0            0

The Minnesota Mutual Life
  Insurance Company ....................        565,000              565,000                    0            0

Orrington International Fund Ltd. ......        140,000              140,000                    0            0

Orrington Investments Limited
  Partnership ..........................        235,000              235,000                    0            0

Paloma Securities L.L.C. ...............      1,050,000            1,050,000                    0            0

Pillar Equity Income Fund...............        500,000              500,000                    0            0

Sage Capital............................        550,000              550,000                    0            0

Silverado Arbitrage Trading Limited ....      2,000,000            2,000,000                    0            0

Silverton International Fund
  Limited ..............................        700,000              700,000                    0            0

Societe Generale Securities Corp. ......      5,336,000            5,336,000                    0            0

South Dakota Retirement System .........      1,000,000            1,000,000                    0            0

Southport Management Partners L.P. .....        900,000              900,000                    0            0

St. Albans Partners Ltd. ...............      1,000,000            1,000,000                    0            0

TQA Arbitrage Fund, L.P. ...............        500,000              500,000                    0            0

TQA Leverage Fund, L.P. ................      1,000,000            1,000,000                    0            0

TQA Vantage Fund, Ltd. .................         50,000               50,000                    0            0

TQA Vantage Plus, Ltd. .................        400,000              400,000                    0            0

Triton Capital Investments, LTD ........      5,000,000            5,000,000                    0            0

Utendahl Capital Partners, L.P. ........        405,000              405,000                    0            0

Yield Strategies Fund II, LP ...........      1,000,000            1,000,000                    0            0

TOTAL ..................................   $119,735,000         $119.735,000              126,953            0
                                           ------------         ------------              -------           --

--------------
(1) Beneficial ownership is determined in accordance with the Rule of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes Conversion Shares based on a conversion price of $8.75 per share and a cash payment in lieu of any fractional interest.

                                       3.
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(2)  Includes Conversion Shares based on a conversion price of $8.75 per share and a cash payment in lieu of any fractional interest.


(3) Securities are held by the Placement Agent of the original offering of the Notes.

     Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion of Shares that will be held by the Selling Securityholders after completion of this offering.



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